   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 1999


                                                      REGISTRATION NO. 333-79671
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 4

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                BIO-PLEXUS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  CONNECTICUT
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)

                                   06-1211921
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                               129 RESERVOIR ROAD
                           VERNON, CONNECTICUT 06066
                                 (860) 870-6112
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               RICHARD L. HIGGINS

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                BIO-PLEXUS, INC.
                               129 RESERVOIR ROAD
                           VERNON, CONNECTICUT 06066
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                            WALTER W. SIMMERS, ESQ.
                               PEPE & HAZARD LLP
                                 GOODWIN SQUARE
                               225 ASYLUM STREET
                        HARTFORD, CONNECTICUT 06103-4302
                            ------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



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                                                              PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF              AMOUNT TO             OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED        BE REGISTERED(1)          PER SHARE(2)               PRICE            REGISTRATION FEE(3)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, without par
value............................        3,500,000                 $5.75                $20,125,000                $5,595
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------



(1) Represents shares issuable upon conversion of debentures in the original aggregate principal amount of $2,500,000 and 500,000 shares issuable upon exercise of warrants issued by the registrant to certain institutional investors in a private placement transaction. See "Selling Stockholders" for a description of certain assumptions made by the registrant to determine the number of shares of common stock to be registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, any additional shares of common stock issued as a result of stock splits or stock dividends which occur during this offering are deemed to be registered herewith.



(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for the registrant's common stock on the Nasdaq SmallCap Market on May 25, 1999, and the maximum aggregate offering price of $20,125,000 is the product of $5.75 and the number of shares of the registrant's common stock being registered hereby.



(3) Registration fees were paid with the original filing on Form S-3, Registration No. 333-79671, on May 28, 1999.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 1999


PROSPECTUS

                                BIO-PLEXUS, INC.
                              3,500,000 SHARES OF
                                  COMMON STOCK

                            ------------------------


The selling stockholders identified on page 13 of this prospectus are offering up to 3,500,000 shares of Bio-Plexus, Inc. common stock.


The prices at which the shares will be sold will be determined at the time of sale by the selling stockholders. The shares will be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices, or at negotiated prices.


Our common stock is traded on the Nasdaq SmallCap Market under the symbol "BPLX." On September 15, 1999, the last sale price of our common stock as reported on the SmallCap Market of the National Association of Securities Dealers Automated Quotation System was $4.375 per share.


                            ------------------------

AN INVESTMENT IN THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

             The date of this prospectus is                , 1999.

                                BIO-PLEXUS, INC.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
RISK FACTORS................................................    2
DESCRIPTION OF THE BUSINESS.................................    8
RECENT DEVELOPMENTS.........................................    8
DESCRIPTION OF THE CAPITAL STOCK............................    9
DETERMINATION OF OFFERING PRICE.............................   10
USE OF PROCEEDS.............................................   10
DILUTION....................................................   11
SELLING STOCKHOLDERS........................................   11
PLAN OF DISTRIBUTION........................................   14
LEGAL MATTERS...............................................   15
EXPERTS.....................................................   15
WHERE YOU CAN FIND MORE INFORMATION.........................   15
INFORMATION INCORPORATED BY REFERENCE.......................   15

                                    SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in the common stock. You should read the entire prospectus carefully. In particular, you should read the section entitled "Risk Factors," which explains that your investment in shares of our common stock involves a high degree of risk. You should also review carefully our other SEC filings such as our Form 10-K for the fiscal year ended December 31, 1998.

In this prospectus, "Bio-Plexus," "we," "us," and "our" refer to Bio-Plexus,
Inc.

                                BIO-PLEXUS, INC.

We are engaged principally in the design, development and manufacture of safety medical products used by healthcare professionals. Our initial products have been safety blood collection needles and related accessory products that are marketed under the Punctur-Guard(R) and Drop-It(R) trade names. The safety blood collection needle utilizes a patented technology that greatly reduces the risk of accidental needlesticks by internally blunting the needle before removal from the patient. To date, our primary focus has been:

- the design, development, testing and evaluation of our safety blood collection needle;

- the design and development of the molds, machinery and systems used to manufacture the blood collection needle; and

- the development of strategic partnerships with major healthcare companies in order to assist with the development and expansion of our product lines.

Bio-Plexus was incorporated under the laws of the State of Connecticut in September 1987. Our executive offices and manufacturing facility are located at 129 Reservoir Road, Vernon, Connecticut 06066, and our telephone number is (860) 870-6112.

                                  THE OFFERING

Common Stock:


     Offered by the selling stockholders....................   3,500,000 common shares
     Outstanding at September 15, 1999......................  13,541,998 common shares
     Total shares outstanding after the offering............  17,041,998 common shares


Offering Price................   The public offering price of the common stock
                                 offered under this prospectus will be
                                 determined at the time of sale. See "Selling
                                 Stockholders" and "Plan of Distribution."

Use of Proceeds...............   We will not receive any proceeds from the sale
                                 of the common stock by the selling
                                 stockholders. We will receive proceeds when the warrants are exercised. See "Use of Proceeds."

Risk Factors..................   Investing in our common stock is highly risky.
                                 You should be able to bear a complete loss of your investment. See "Risk Factors."

Dividends.....................   We have no plans to issue dividends on the
                                 common stock in the foreseeable future. See
                                 "Risk Factors."

                                  RISK FACTORS

You should consider carefully the following risk factors, as well as the other information contained in this prospectus, before deciding to purchase shares of our common stock. An investment in our common stock involves a high degree of risk.

                          RISKS INHERENT TO BIO-PLEXUS

WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

We have experienced annual operating losses and negative operating cash flow since our incorporation in 1987. For the six months ended June 30, 1999, we had a net loss of $1,036,000. As of June 30, 1999, we had an accumulated deficit of approximately $64 million. There can be no assurance that we will become profitable.

IF THE NUMBER OR PRODUCTIVITY OF OUR INDEPENDENT DISTRIBUTORS AND MARKETING STAFF DOES NOT INCREASE, OUR REVENUES WILL NOT INCREASE.

Sales of our products are currently significantly below the levels required to achieve profitability. We need to increase the number of hospitals using our products, and are currently focusing our primary efforts in those areas of the country, including California, Tennessee and Texas, where new laws mandate the use of safety products. However, there can be no assurance that we will be able to increase our sales volume. Increasing sales volume will depend on our ability to:

     - increase our sales and marketing activities and expand our marketing staff;

     - expand our product sales overseas by adding new distributors in foreign countries;

     - increase the number of group purchasing organizations who use our products; and

     - increase the number of domestic distributors who carry our products.

IF SUFFICIENT FUNDS TO FINANCE OUR BUSINESS ARE NOT AVAILABLE TO US WHEN NEEDED OR ON ACCEPTABLE TERMS, THEN OUR OPERATIONS, PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE DELAYED, REDUCED, DISCONTINUED OR ALTERED.

Until we become profitable, we will need to raise additional working capital to fund operations and develop and launch new products. The amount of those future funds will vary based upon a number of factors, including:

     - the level of sales of current products,

     - revenue from strategic partners,

     - the cost of developing and introducing new products, and

     - the time required to launch new products,

Additional funds may not be available or may not be available on terms acceptable to us. Furthermore, additional financings could substantially dilute our shareholders. For the balance of 1999, our working capital needs are expected to be satisfied from existing financing arrangements and cash generated from operations. However, we expect that we will need additional funding sources beyond 1999.


OUR PRODUCTS MAY PROVE TOO EXPENSIVE TO MARKET SUCCESSFULLY, WHICH MAY INHIBIT OUR GROWTH AND COULD RESULT IN NET LOSSES.


Using safety medical products, including safety needles, is relatively new. Although the market for needles is large and safety needle legislation has been passed in several states including, California, Tennessee and Texas, actual sales of our products may be much less than the market's potential. The higher cost of safety medical products, including our safety needle, may be an impediment to full market acceptance. To date, safety needles represent a small percentage of total market share, compared to standard needles. There can be no assurance that our products will achieve full market acceptance.

Market acceptance of our products will depend in large part upon our ability to demonstrate:

     - the operational advantages of our blood collection needle (e.g., ease-of-use, limited training required, similarity to standard products);

     - the safety advantages of our blood collection needle (e.g., Punctur-Guard blood collection needles reduced the rate of accidental needlesticks among healthcare workers by 76%, the highest rate of any device studied, in a Centers for Disease Control study); and

     - the cost effectiveness of our blood collection needle compared to both standard and other safety needles.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR NATIONAL COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES TO CAPTURE INCREASED MARKET SHARE.

The blood collection needle market is highly competitive. The leading manufacturers of standard needles are Becton-Dickinson and Company and Sherwood Medical Company, Inc., a subsidiary of Tyco International. Becton-Dickinson, as well as numerous other smaller companies, manufacture safety devices that use plastic sleeves or shields to cover the needle. Our safety needles compete with both standard and safety needles. We believe that the Punctur-Guard(R) blood collection needle is superior in design, quality and convenience of use to all other safety needles on the market today and can compete effectively against safety and standard needles. However, there can be no assurance that our products will be able to compete successfully with the products of these other companies because:

     - some of these larger competitors have the potential marketing advantage of being able to offer multiple products to our current or prospective customers;

     - these competitors may use their economic strength or market position to influence the market; and

     - one or more of these competitors could also improve their current products or develop new products which may compete more effectively with our products.

PRODUCT DEVELOPMENT AND COMMERCIALIZATION EFFORTS MAY BE REDUCED OR DISCONTINUED IF WE CANNOT ENTER AND MAINTAIN COLLABORATIVE ARRANGEMENTS WITH STRATEGIC PARTNERS.

Our future success depends in part on our ability to secure strategic partners. Agreements with strategic partners may help provide working capital to develop and manufacture our products and marketing channels to sell our products. From the latter part of 1996 to the present, we have focused our efforts on establishing joint venture agreements on one or more of our major product lines. We currently are negotiating with potential strategic partners. However, we are not certain that we will be able to secure additional strategic partnerships for our products on terms favorable to us. If we do not enter into strategic alliances, we will require additional funds to develop, manufacture, and market our products.

BECAUSE WE DEPEND ON A SINGLE TECHNOLOGY, WE ARE VULNERABLE TO SUPERIOR COMPETING PRODUCTS OR NEW TECHNOLOGIES THAT COULD MAKE OUR PRODUCT OBSOLETE.

Our strategy is to develop a series of safety needles and related products based upon our patented structure. Because we have a narrow focus on a particular product line and technology, we are vulnerable to the development of superior competing products and to changes in technology which could eliminate or reduce the need for our products. While we believe there will be no significant change in the need for, or the desirability of, our products in the foreseeable future, there can be no assurance that those changes will not occur.

[IF WE ARE UNABLE TO DEVELOP SUCCESSFULLY NEW PRODUCTS, THIS WILL SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUE:]


Our ability to develop additional applications and products using our patented structure is important to our longer-term success. There can be no assurance that any of those applications or products will be developed or, if developed, that they will be successful. There can be no assurance that the development of future products will be completed, that clinical trials of those products, when and if undertaken, will be successful, or that there will be a significant demand for those products if development is completed. Developing additional applications and products also will require capital.


WE DEPEND UPON PATENTS AND PROPRIETARY RIGHTS TO PROTECT THE INTELLECTUAL PROPERTY WHICH FORMS THE BASIS OF OUR LIMITED PRODUCT LINE. THE LOSS OF, OR A DISPUTE REGARDING, OUR INTELLECTUAL PROPERTY RIGHTS WOULD [IMPAIR] OUR COMPETITIVE POSITION.


Our success depends on our ability to maintain the proprietary nature of our technology through a combination of patents and other intellectual property protection devices. We have been granted three patents in the United States and in a number of foreign countries, and have pending applications for our self-blunting safety needle in the United States and in a number of foreign countries. Although we believe these patents will be sufficient to protect the structure and design of our current and proposed products, there are additional concerns:

     - There can be no assurance that the protection provided by these patents will be broad enough to prevent competitors from introducing similar devices or that these patents, if challenged, will be upheld by the courts of any jurisdiction.

     - Patent infringement litigation, either to enforce our patents or defend against patent infringement suits, would be expensive, and if it occurs, would divert our resources from other planned uses.

     - Any adverse outcome in that litigation could similarly deplete our resources and tarnish our reputation.

     - Patent applications filed in foreign countries and patents granted in those countries are subject to laws, rules and procedures which differ from those in the United States. Patent protection in those countries may be different from patent protection provided by U.S. laws and may not be as favorable to us.

We also attempt to protect our proprietary information by limiting access to our facilities and by requiring the execution of a confidentiality agreement by any person (including contractors and Bio-Plexus employees) receiving proprietary information. There can be no assurance that our program of patent protection, confidentiality agreements and restricted access to our facilities will be sufficient to protect our proprietary technology from competitors nor whether we will be able to secure patents on any future products.


[OUR ABILITY TO GENERATE REVENUES OR DEVELOP NEW PRODUCTS WILL BE HINDERED IF WE CANNOT ATTRACT AND RETAIN KEY PERSONNEL.]


We believe that our ability to implement successfully our business strategy and to operate profitably depends upon the skills, experience and continued contributions of our executive officers and certain marketing and technical people, some of whom may be difficult to replace. We particularly depend upon the efforts and abilities of Richard L. Higgins, our President, and Thomas K. Sutton, our Executive Vice President. We would be adversely affected if Messrs. Higgins and Sutton or any of our other key personnel became unable or unwilling to continue in their present positions. We do not have employment agreements with either Messrs. Higgins or Sutton and therefore cannot assure you that the services of these personnel will continue to be available to us. We do not maintain key man life insurance policies on our executives that would adequately compensate us for any loss of services of these executives.

OUR STOCK PRICE MAY BE LOW WHEN YOU WANT TO SELL YOUR SHARES.


The market price of our common stock is likely to be highly volatile. For example, as of September 15, 1999, the 52 week high on our common stock was $6.875 and the 52 week low was $1.563. Factors which may have an effect on the market price of our common stock and may cause it to fluctuate dramatically include:


     - fluctuations in our operating results,

     - legislative and regulatory action in the safety medical products and healthcare markets,

     - our announcements of technological developments, and

     - our competitors' announcements of technological developments.

BECAUSE WE DEPEND UPON SINGLE SUPPLIERS FOR MAJOR COMPONENTS OF OUR PRODUCTS, WE ARE VULNERABLE TO PRODUCTION DISRUPTIONS, INCREASED PRICES AND UNFAVORABLE EXCHANGE RATE FLUCTUATIONS.

We purchase our needle cannula from a single supplier located in a foreign country and maintain a positive business relationship with this supplier. We have not experienced any production delays as a result of doing business with this supplier. In addition, other components of our blood collection needles are each manufactured by separate single major suppliers. We own or otherwise control the molds used by those suppliers to manufacture the component parts of our needles and could establish alternative supply arrangements if necessary. However, some of these components have lead times of several months, and changes in suppliers would disrupt production schedules. We are also subject to the risks of both increased supplier prices and unfavorable exchange rate fluctuations. Recently, we have not experienced any significant cost increases as a result of these risks.


THE INABILITY TO CONTINUE TO LIST OUR SHARES ON THE NASDAQ STOCK MARKET WOULD [REDUCE] OUR STOCK PRICE AND LESSEN THE LIQUIDITY OF OUR SHARES.


Although our common stock is traded on the Nasdaq SmallCap Market, there is no assurance that the common stock will continue to be included in that market, or that an active market for our stock will exist. The requirements for continued listing on the Nasdaq SmallCap Market include that we maintain net assets of at least $2.0 million. As of June 30, 1999 we were in compliance with those requirements. However, we may need additional equity funding to maintain the Nasdaq minimum net asset requirements. Our inability to raise this funding could negatively affect our net asset level. The delisting of our stock from the Nasdaq SmallCap Market could cause disruption in trading of the common stock and impede any potential future financing. If our stock were delisted, you would experience greater difficulty selling your shares.

                  RISKS RELATED TO THE NATURE OF OUR BUSINESS


WE FACE INHERENT PRODUCT LIABILITY RISKS AS A MANUFACTURER OF SAFETY MEDICAL PRODUCTS. PRODUCT LIABILITY CLAIMS EXCEEDING OUR PRODUCT LIABILITY INSURANCE COVERAGE COULD RESULT IN NET LOSSES.


As a manufacturer and seller of medical devices, specifically including safety needles, we face an inherent business risk of exposure to product liability claims in the event of product failure or claim of harm caused by product operation. Product failure could result in injury to the patient or loss of blood and could expose healthcare workers to the risk of bloodborne pathogens. We are not aware of any claim against us based upon the use or the failure of Bio-Plexus blood collection needles. However, there can be no assurance that material product liability losses will not occur in the future. In addition, if any of our products prove to be defective, we may be required to recall those products. Bio-Plexus maintains product liability insurance against any of those claims in amounts we believe to be adequate. There can be no assurance that if we are found liable, the claim will not exceed our insurance limits. There is also no assurance that we will be able to continue to obtain product liability insurance on acceptable terms or at all.

During the fourth quarter of 1998, we recalled some of our blood collection needle products due to mislabeling pertaining to the shelf-life of these products manufactured during the latter part of 1996 and in 1997. The final number of units associated with the recall is approximately 2,300,000 units, of which 1,600,000 units were located at foreign distributors. Replacement product was shipped to customers or credit was granted towards future product shipments. The total estimated cost of the product is approximately $390,000, and was recorded as cost of goods sold expense in 1998 with a corresponding short-term liability recorded on our balance sheet for any product that had not been replaced as of December 31, 1998. Any future product replacement or credit given towards future purchases will be offset against this liability in future periods.

WE ARE SUBJECT TO STATUTORY ANTI-TAKEOVER PROVISIONS WHICH COULD INHIBIT ACQUISITION BIDS, PREVENTING YOU FROM RECEIVING A PREMIUM ON YOUR SHARES.

We are subject to the Connecticut Business Corporation Act which contains provisions regulating business combinations which may be viewed as having anti-takeover effects. Business combinations are generally defined to include mergers, asset sales, particular types of stock issuances and other transactions resulting in a disproportionate financial benefit to an interested shareholder. An interested shareholder is generally defined as an owner of 10% or more of the outstanding voting power of the Bio-Plexus stock. Because there is no preferred stock outstanding as of the date of this prospectus, all voting power in Bio-Plexus presently resides in its common stock. In general, the provisions of the Connecticut Act:

     - prohibit Bio-Plexus from engaging in a business combination with an interested shareholder, unless the combination satisfies particular requirements or is approved by the affirmative vote of at least 80% of the voting power and two-thirds of the voting power, other than stock held by the interested shareholder or its affiliates or associates;

     - prohibit any particular business combination with an interested shareholder for a period of five years after the time the person became an interested shareholder unless the combination is approved in a prescribed manner; and


     - require that any action of the Bio-Plexus stockholders taken by written consent without a meeting must be unanimous.



THE SALES OF SUBSTANTIAL SHARES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.


If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.


Depending upon the date on which debentures and warrants held by the selling stockholders are converted and exercised, the number of shares to be issued under the debentures and warrants to the selling stockholders could represent a significant percentage of the outstanding shares of common stock. As of September 15, 1999, 13,541,998 of our authorized 25,000,000 shares of common stock are issued and outstanding. We cannot predict the effect that future sales of such common stock in this offering or the sale of shares of common stock after this offering in the public market will have on the market price of the common stock. Sales of substantial amounts of common stock, or the perception that those sales could occur, could materially adversely affect the market price of our common stock.


The actual number of shares of stock to be issued upon conversion of the debentures will vary inversely with the market price of our common stock. Theoretically, there is no limit on the amount of stock we may issue. However, the terms of the debentures limit the aggregate amounts to less than 20% of the shares outstanding on the date the debentures were issued, unless a greater amount is approved by our stockholders or Nasdaq. Nevertheless, in the event of a severe drop in our stock price, this aggregate amount may be sufficient to cause a change of control of Bio-Plexus.

Excluding the warrants held by the selling stockholders, as of September 15, 1999, warrants to purchase 999,830 shares of common stock at prices ranging from $2.00 to $9.36 and options to purchase 499,233 shares of common stock at prices ranging from $1.38 to $7.75 were outstanding. Shares acquired upon exercise of these warrants and options will be eligible for sale in the public market from time to time subject to vesting. The possible sale of a significant number of these shares in the future may also cause the price of our common stock to decline.


THE BOARD OF DIRECTORS IS AUTHORIZED TO ISSUE 3,000,000 SHARES OF PREFERRED STOCK, WITHOUT STOCKHOLDER APPROVAL, HAVING RIGHTS AND PREFERENCES SENIOR TO THE COMMON STOCK.

We are authorized to issue 3,000,000 shares of preferred with rights and preferences established by our Board of Directors. There are no preferred shares presently outstanding, however, we have traditionally sold preferred stock to raise capital. If we issue this "blank check" preferred stock, it could adversely affect holders of common stock. These effects could include the following:

     - if dividends on the preferred stock have not been made, dividends on our common stock may be restricted;

     - to the extent the preferred stock has voting rights, the voting rights of our common stock will be diluted;

     - if holders of preferred stock are entitled to preferred dividends or liquidation preferences, the amount of earnings and assets available for distribution to holders of our common stock may be reduced;

     - our issuance of preferred stock could decrease the market price of our common stock; and

     - our issuance of preferred stock may have the effect of delaying or preventing a change in control.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS CONCERNING FUTURE EVENTS OR PERFORMANCE, ACTUAL RESULTS MAY DIFFER MATERIALLY.

We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "estimate," "intend," "plan," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described (or that they will happen at all). You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties. The above risk factors describe some, but not all, of the factors that could cause these differences.

                          DESCRIPTION OF THE BUSINESS

We are engaged principally in the design, development and manufacture of safety medical products used by healthcare professionals. Our initial products have been safety blood collection needles and related accessory products that are marketed under the Punctur-Guard(R) and Drop-It(R) trade names.

The safety blood collection needle utilizes a patented technology that greatly reduces the risk of accidental needlesticks by internally blunting the needle before removal from the patient. Our primary focus has been the design, development, testing and evaluation of our safety blood collection needle, and the design and development of the molds, machinery and systems used to manufacture the blood collection needle. More recently, we have focused our efforts on developing strategic partnerships with major healthcare companies in order to assist with the development and expansion of our product lines.

The Bio-Plexus Punctur-Guard(R) blood collection needle is a patented safety needle which reduces the risk of accidental needle sticks through a self-blunting mechanism. The Punctur-Guard(R) needle is the only safety needle on the market which is activated before its removal from the patient, eliminating exposure to a contaminated needle. We manufacture and sell three varieties of safety blood collection needles, two types of needle holders and a needle disposal container. The blood collection needle is similar in appearance, size, performance and general operation to standard blood collection needles, and works with substantially all standard blood collection accessories. The blood collection needle assembly consists of a mechanically activated, hollow, internal cannula with a blunt end, called a blunting member, placed within a blood collection needle. The blunting member advances through the needle by applied mechanical pressure. When the needle is inserted into the patient, the blunting member is in its retracted position. Before removing the needle from the patient, the operator applies slight additional forward force to the blood collection tube, allowing the blunting member to advance forward and lock into place beyond the needle's tip. The blunting member does not cause any additional patient discomfort, and because it is hollow, fluids flow through the needle in the same manner as through standard blood collection needles.

In addition to our blood collection needles, we manufacture needle holders and needle disposal containers. The Drop-It(R) product line consists of the Drop-It(R) Quick Release Needle Holder and Drop-It(R) Needle Disposal Container. These products are designed to work in conjunction with the blood collection needle to increase the ease-of-use for the healthcare professional. The needle holder features simple one-handed disposal of a needle, with a push button for quick release. The needle can also be automatically released when used with the Drop-It(R) Needle Disposal Container. The Drop-It(R) Needle Disposal Container is a one-quart, tray-mountable container. The container offers fast, one handed needle disposal with push button or automatic release when used with a Drop-It(R) Quick Release Needle Holder. It offers temporary and permanent locking tabs, is injection molded for uniform thickness, and meets the Occupational Safety and Health Administration standards for needle disposal containers. We have also developed and manufacture a standard needle holder which can be used with both Punctur-Guard(R) and standard blood collection needles.

                              RECENT DEVELOPMENTS

In the table below, we provide you with summary historical financial data of Bio-Plexus, Inc. We have prepared this information using the consolidated financial statements of Bio-Plexus, Inc. for the three years ended December 31, 1998 and the six-month periods ended June 30, 1998 and 1999. The financial statements for the three years ended December 31, 1998 have been audited. The financial statements for the six-month periods ended June 30, 1998 and 1999 have not been audited.

When you read this summary historical financial data, it is important that you read it along with the historical financial statements and related notes in our annual and interim financial statements included and incorporated by reference in this prospectus, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             SIX MONTHS ENDED
                                         FOR THE YEAR ENDED DECEMBER 31,         JUNE 30,
                                         -------------------------------    ------------------
                                           1996        1997       1998       1998       1999
                                         --------    --------    -------    -------    -------
                                                        (DOLLARS IN THOUSANDS)
Statement of Operations Data:
Total revenue..........................  $  2,743    $  5,042    $ 9,307    $ 3,881    $ 3,747
                                         --------    --------    -------    -------    -------
Costs and expenses:
  Research and development.............     1,511       1,044        463        219       598]
  Other operating and engineering
     costs.............................     5,656       6,024      6,905      2,276      1,563
  Selling, general and
     administrative....................     6,949       6,500      4,310      2,431      2,261
                                         --------    --------    -------    -------    -------
Total operating costs and expenses.....    14,116      13,568     11,678      4,926      4,422
Financing expenses, net................     1,497       3,786        589        303        361
                                         --------    --------    -------    -------    -------
Net loss before extraordinary items....  $(12,870)   $(12,312)   $(2,960)   $(1,348)   $(1,036)
Less: Imputed dividend on preferred
      stock............................        --        (500)        --         --         --
                                         --------    --------    -------    -------    -------
Net loss applicable to common stock....  $(12,870)   $(12,812)   $(2,960)   $(1,348)   $(1,036)
                                         ========    ========    =======    =======    =======
Basic and diluted net loss per common
  share................................  $  (1.89)   $  (1.37)   $ (0.24)   $ (0.11)   $ (0.08)
                                         ========    ========    =======    =======    =======
Weighted average common shares
  outstanding..........................     6,816       9,321     12,264     12,150     13,398
                                         ========    ========    =======    =======    =======

                                                                                 JUNE 30, 1999
                                                             DECEMBER 31,    ---------------------
                                                                 1998        ACTUAL    AS ADJUSTED
                                                             ------------    ------    -----------
                                                                        (IN THOUSANDS)
Balance Sheet Data:
Working capital (deficiency)...............................     $(754)       $2,126       2,126
Total assets...............................................     9,152         9,559       8,910
Long-term debt.............................................     2,403         2,365       1,702
Total shareholders' equity (deficit).......................     2,477         5,297       5,311

The June 30, 1999 amounts reflect the receipt of net proceeds from this offering and the recording of debt and related offering costs. The "as adjusted" amounts reflect the conversion of debt to common shares and the elimination of the related offering costs.

                        DESCRIPTION OF THE CAPITAL STOCK

Our certificate of incorporation authorizes us to issue, without stockholder approval, 3,000,000 shares of preferred stock, without par value, and up to 25,000,000 shares of our common stock, without par value. As of the date of this prospectus, no shares of preferred stock are outstanding. After completion of this offering, 17,041,998 shares of common stock will be issued and outstanding, assuming we do not issue additional shares of capital stock before the completion of the offering. The outstanding shares of common stock are, and the shares offered in this offering, when issued, will be fully paid and non-assessable.

COMMON STOCK

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to the stockholders for action. Holders of common stock have a right to vote as a separate class on:

     - a merger or consolidation of Bio-Plexus,

     - a sale of all or substantially all of our assets, and

     - amendments to the certificate of incorporation which affect rights and preferences of the class.

On all other matters including, among others, the election of directors, all stockholders vote together as a single class. Holders do not have preemptive rights, so we may issue additional shares that may reduce each holder's voting and financial interest. Cumulative voting does not apply in the election of our directors, so holders of a simple majority of the shares voted at a meeting at which a quorum is present can elect all of the directors to be elected at that meeting. The right of holders of our common stock to receive dividends may be restricted by the terms of any shares of our preferred stock issued in the future. If we were to liquidate, dissolve, or wind up our affairs, holders of common stock would share proportionally in our assets that remain after payment of all of our debts and obligations and after any liquidation payments to holders of preferred stock.

PREFERRED STOCK

We are authorized to issue shares of preferred stock in one or more series, which can have rights senior to those of our common stock. Our Board of Directors may determine the preferences, limitations and relative rights of the class of preferred stock and any series of the class, which may include:

     - number of shares;

     - powers;

     - designation;

     - dividend rights;

     - dividend rate;

     - conversion rights;

     - voting rights;

     - rights and terms of redemption (including sinking fund provisions);

     - redemption price or prices;

     - liquidation and other preferences; and

     - other special rights.

                        DETERMINATION OF OFFERING PRICE

The offering price of the shares will be determined at the time of sale by the selling stockholders. The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time at:

     - fixed prices that may be changed;

     - market prices prevailing at the time of the resale;

     - prices related to those market prices; or

     - negotiated prices.

                                USE OF PROCEEDS

The proceeds from the sale of the shares are solely for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the sale of the shares. However, we will receive cash consideration if any of the selling stockholders exercises its respective warrant. We intend to use any cash proceeds from exercise of the warrants for working capital purposes. We will pay all of the costs of the registration of the shares of common stock registered under this prospectus (other than selling commissions). See "Selling Stockholders" for additional information.

                                    DILUTION


Upon completion of this offering, purchasers in this offering may incur substantial immediate dilution in the net book value per share of their common stock, compared to the purchase price of their common stock. Furthermore, if all of the shares registered by this prospectus sold, the dilution could be significantly greater.



We had a net tangible book value of $4,355,000 or $.32 per share of common stock, as of June 30, 1999, which reflects the receipt of cash and the recording of debt and related expenses associated with this offering. Net tangible book value is equal to total tangible assets, less total liabilities, less redeemable common stock warrants, divided by the number of shares of common stock outstanding. The pro forma net tangible book value would be $4,369,000 or $.32 per share after giving full effect to the financing transaction. The increase of $14,000 is the net increase to shareholders equity assuming the debentures (described more fully in the "Selling Stockholders" section below) are converted to common stock and the related debt discount and deferred offering costs are expensed. This amount represents an immediate increase in the net tangible book value of $.00 per share to existing shareholders, and an immediate dilution of net tangible book value of $4.06 per share to purchasers of common stock in the offering. The following table illustrates this dilution per share (excluding the effects of common stock equivalents such as in the money warrants and options):



                                                                       FAIR MARKET VALUE
                                                                         SEPTEMBER 15,
                                                                             1999
                                                                       -----------------
Assumed public offering price per share.....................                 $4.38
Net tangible book value per share at June 30, 1999..........  $0.32
Increase attributable to sale of shares offered by this
  prospectus(1).............................................  $0.00
                                                              -----
Adjusted tangible net book value per share after the
  offering..................................................                  0.32
                                                                             -----
Dilution per share to investors purchasing the shares
  offered by this prospectus................................                 $4.06
                                                                             =====


---------------

(1) Amount is $.00 per share as the actual net book value at June 30, 1999 already reflects the financing transaction.


The above discussion and table exclude as of June 30, 1999: (i) 1,499,830 shares of common stock issuable at a weighted average exercise price of $5.07 per share upon the exercise of warrants outstanding; (ii) 546,650 shares of common stock issuable upon the exercise of stock options outstanding under our 1991 Long-Term Incentive Plan as amended, of which options to purchase 499,233 shares of common stock are currently exercisable at a weighted average price of $2.86 per share; and (iii) 35,000 shares of common stock reserved for issuance upon the exercise of stock options outstanding under our 1995 Non-Employee Directors' Stock Option Plan of which options to purchase 26,000 shares of common stock are currently exercisable at a weighted average price of $7.63.

                              SELLING STOCKHOLDERS


We are registering all 3,500,000 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of the shares to the selling stockholders in a private placement. As of April 21, 1999, we negotiated a private placement offering of up to $4,500,000 aggregate principal amount 6% Convertible Debentures due 2004. Under a subscription agreement dated as of April 27, 1998, the selling stockholders agreed to initially purchase $2,500,000 aggregate principal amount of the debentures.


The debentures accrue interest at the rate of 6.0% per annum, payable quarterly in arrears. The interest is payable either in cash or in the issuance of additional debentures, at our option. The debentures are convertible at any time at the option of the selling stockholders into shares of our common stock at an initial conversion rate of $3.06 per share. The debentures may be wholly or partially redeemed at our option for an amount not to exceed 130% of the face value, plus accrued and unpaid interest, at any time. Bio-Plexus and the selling stockholders have limited put and call options, respectively, for the additional

$2,000,000 of debentures. The private placement also included the sale by us of a warrant to purchase 500,000 shares of common stock at an exercise price of $3.38.

We entered into a registration rights agreement with the selling stockholders in connection with the sale of the debentures and warrants. In accordance with that agreement, we agreed to register with the SEC the resale by the selling stockholders of the shares of common stock underlying the debentures and warrants. We have also agreed to prepare and file those amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the earlier of:

     - three years from the effective date;

     - the date on which the shares covered by this prospectus have been sold;
       or

     - the date on which the shares may be sold without restriction in accordance with Rule 144 of the Securities Act.

The actual number of shares to be issued upon conversion of the debentures or as interest on the debentures cannot be calculated until conversion of the debentures. This is because these numbers are based on a conversion price that is equal to the lesser of:

     - a fixed conversion price of initially $3.06 per share and subject to adjustments, or

     - a floating conversion price calculated based on the average of the five lowest closing prices during the thirty-five trading days preceding the date of conversion.

The number of shares to be issued upon conversion varies inversely with the market price of our common stock. As our common stock price goes down, holders of the debentures are entitled to convert the debentures into a greater number of shares. There are also several limitations on the number of shares we are required to issue upon conversion of the debentures:

     - We are not required to issue more than a number of shares of common stock equal to 19.99% of the number of shares of common stock outstanding on the date the debentures were issued unless a greater amount is approved by our stockholders or Nasdaq.

     - No holder of debentures covered by this prospectus can convert the debentures if the conversion would cause that holder to beneficially own more than 5% of our common stock (other than shares which are considered beneficially owned through the conversion right in the debentures owned by the selling stockholder, except upon 61 days prior notice to us).

     - For the first 30,000 shares of our common stock traded on Nasdaq on any conversion date, the holders of the debentures may only convert the debentures into shares of common stock equal to 25% of our trading volume on Nasdaq.

For purposes of estimating the number of shares of common stock included in this prospectus, we have determined by agreement with the selling stockholders to register that number of shares which represent 200% of the shares to be issued upon conversion of the debentures and exercise of the warrants on the closing date of the April offering (April 21, 1999) or the date the registration statement was initially filed with the SEC (May 28, 1999), whichever produces the greatest number of securities to be registered. We calculated the number of shares to be issued upon conversion of the debentures based on an assumed conversion price of $2.00 per share, which represents the floating conversion price in effect on April 21, 1999.

Based on these calculations, we are registering 3,500,000 shares, which include:


     - up to 2,500,000 shares of common stock to be issued upon the conversion of $2,500,000 original aggregate principal amount of the debentures; and



     - up to 1,000,000 shares of common stock to be issued upon the exercise of the warrants.


The actual number of shares of common stock to be issued upon conversion of the debentures could be materially more or less than the number of shares registered. However, if our good faith estimate proves to be too low, the additional shares must be registered with the SEC on a new registration statement.

The following table sets forth information about the selling stockholders, the shares of common stock beneficially owned by the selling stockholders as of May 28, 1999, and the shares of common stock to be issued upon conversion of the debentures and exercise of the warrants. For purposes of this table, we have assumed conversion of all of the debentures, exercise of all the warrants, sale of all of the shares of common stock registered under this prospectus, and no shares held by the selling stockholders after this offering. Except as otherwise disclosed in this prospectus, the selling stockholders neither have nor within the past three years had any position, office or other material relationship with us or any of our affiliates. We cannot estimate the number of shares that will be held by the selling shareholders after those sales because the selling stockholders may offer all or a portion of the shares of common stock registered under this prospectus.

                                                   NUMBER OF SHARES                  NUMBER OF SHARES
                                                     OWNED BEFORE      PERCENTAGE    OFFERED BY THIS
NAME OF SELLING STOCKHOLDER(1)                         OFFERING         OF CLASS        PROSPECTUS
------------------------------                     ----------------    ----------    ----------------
Leonardo, L.P....................................      368,758            2.7%           980,000
c/o Angelo Gordon & Co., L.P.(2)
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

AG Super Fund International Partners, L.P........       52,680              *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

Ramius Fund, Ltd.................................      131,699              1%           350,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

GAM Arbitrage Investments, Inc...................       52,680              *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

Raphael, L.P.....................................       52,680              *            140,000
c/o Angelo Gordon & Co., L.P.
245 Park Avenue, 26th Floor
New York, NY 10167
Attn: Gary Wolf

AGR Halifax Fund, Ltd............................      658,497            4.6%         1,750,000
c/o Ramius Capital Group, LLC
757 Third Avenue, 27th Floor
New York, NY 10017
Attn: Jeffrey M. Solomon

---------------
 *  Indicates less than 1 percent.

(1) These selling stockholders are affiliated with broker-dealers. However, their shares were purchased by the named investment funds and not by their affiliated broker-dealers. The securities were purchased for investment by the identified funds and not with a view to a distribution.

(2) Angelo, Gordon & Co., L.P. is the trading manager of Leonardo, L.P., GAM Arbitrage Investments, Inc., AG Super Fund International Partners, L.P., Raphael, L.P. and Ramius, L.P. and consequently has voting control and investment discretion over securities held by these entities.

                              PLAN OF DISTRIBUTION

The selling stockholders have advised us that they may offer the shares of common stock registered under this prospectus to purchasers from time to time:

     - in transactions in the Nasdaq SmallCap Market System;

     - in negotiated transactions; or

     - by a combination of these methods.

As of the date of this prospectus, the selling stockholders have not entered into any underwriting arrangements. The selling stockholders may sell the shares registered under this prospectus to or through:

     - ordinary brokers' transactions;

     - transactions involving cross or block trades or otherwise on the Nasdaq SmallCap Market;

     - purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

     - "at the market" to or through market makers or into an existing market for our common stock;

     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales which take place through agents;

     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);

     - in privately negotiated transactions;

     - to cover short sales; or

     - any combination of the foregoing.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares of common stock registered under this prospectus. The pledgees, secured parties or persons to whom those shares have been hypothecated will, upon foreclosure in the event of default, be considered selling stockholders. Once transferred, pledged, donated or assigned by the selling stockholders, the number of shares of common stock registered under this prospectus will decrease. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus. In addition, a selling stockholder may, from time to time, sell short shares of common stock. In those instances, this prospectus may be delivered in connection with covering those short sales.

A selling stockholder may enter into hedging transactions with broker-dealers. Broker-dealers may engage in short sales of the common stock to hedge the positions. A selling stockholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock registered under this prospectus to the broker-dealers, who then may resell or otherwise transfer these shares.

Broker-dealers, underwriters or agents participating in the distribution of the shares of common stock registered under this prospectus as agents may receive compensation. That compensation may be in the form of commissions, discounts or concessions from the selling stockholders and purchasers of the common stock for whom the broker-dealers may act as agent, or to whom they may sell as principal, or both. Compensation as to a particular broker-dealer may be less than or in excess of customary commissions. The selling stockholders and any broker-dealers who act in connection with the sale of the shares of common stock under this prospectus may be considered "underwriters" within the meaning of the Securities Act of 1933. Any commissions they receive and proceeds of any sale of the shares of common stock may be considered underwriting discounts and commissions under the Securities Act. Neither we nor any of the selling stockholders can presently estimate the amount of this compensation. We know of no existing arrangements between any of the selling stockholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares registered under this prospectus.

We will pay substantially all of the expenses relating to the registration, offer and sale of the shares of common stock registered under this prospectus to the public other than commissions or discounts of underwriters, broker-dealers or agents. We also have agreed to indemnify the selling stockholders and related persons against any losses, claims, damages or liabilities under the Securities Act or otherwise that arise out of, or are based upon, any untrue or alleged untrue statement of a material fact or the omission or alleged omission in stating a material fact under this registration statement or prospectus. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

                                 LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for Bio-Plexus by Pepe & Hazard LLP, Hartford, Connecticut.

                                    EXPERTS

The audited financial statements included in this prospectus have been audited by various independent accountants. The firms and periods covered by these audits are indicated in the individual accountants' reports. These financial statements have been so included in reliance on the reports of the various independent accountants given on the authority of those firms as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

We are required to follow the reporting requirements of the Securities Exchange Act of 1934. To comply with these requirements, we file a number of reports, including annual and quarterly reports, proxy statements, information statements and other information with the SEC. You may inspect and copy any of this information that we have filed with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, IL 60661-2511. You may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. You also may obtain copies of the material at prescribed rates from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You also may inspect those reports, proxy statements, information statements and other information concerning us at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. You also may access the materials that we file electronically with the SEC at the SEC's website (http://www.sec.gov). Our website is http://www.bio-plexus.com. None of the material included on our website forms part of this prospectus.

                     INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and any later information we file with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed and encourage you to read the following documents that we have filed with the SEC (File No. 0-24128) in accordance with the requirements of the Securities Exchange Act of 1934:

     - Our Annual Report on Form 10-K for the year ended December 31, 1998;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

     - Our Current Report on Form 8-K dated April 30, 1999;

     - Our definitive Proxy Statement on Schedule 14-A filed on June 18, 1999;

The reports and other documents that we file after the date of this prospectus will update and supersede the information in this prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

You may request a copy of these documents (excluding exhibits unless specifically incorporated by reference in those documents), at no cost, by writing or telephoning us at 129 Reservoir Road, Vernon, Connecticut 06066 (860) 870-6112.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated cumulative expenses of this registration of shares of common stock for resale by the selling stockholders, all of which are to be paid by the registrant in connection with the issuance and distribution of the shares being registered, are estimated as follows:

                                                              AMOUNT
                                                              -------
Registration Fee -- SEC.....................................  $ 5,595(1)
Nasdaq SmallCap Market Listing Fee..........................    7,500
Accounting Fees and Expenses................................   10,000*
Legal Fees and Expenses (including Blue Sky)................   20,000*
Printing and engraving expenses.............................    5,000*
Miscellaneous...............................................    2,000*
                                                              -------
Total.......................................................  $50,095

---------------
 *  Estimated

(1) Registration fee paid upon the initial filing of this registration statement.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We maintain directors' and officers' liability insurance with policy limits which are reasonable and customary for our industry. The policy covers losses caused by the directors and officers in their capacity as directors and officers arising from, among other things:

     - claims of breach of duty,

     - neglect,

     - error,

     - alleged misstatement,

     - misleading statement, and

     - omission.

Payment for loss would be made to or on our behalf where we are required or permitted to indemnify directors or officers for covered losses in accordance with:

     - statutory or common law,

     - our certificate of incorporation,

     - our bylaws, or

     - by agreement.

The policy provides for retentions at various limits.

We incorporate by reference Sections 33-771, 33-772, 33-774 and 33-776 of the Connecticut Business Corporation Act as follows:

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-771 PROVIDES IN PART:

     (a) Except as provided in subsection (d) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (1) He conducted himself in good faith; and (2) he reasonably believed (A) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and (B) in all other cases, that his conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (B) of subdivision (2) of subsection (a) of this section.

     (c) The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (d) A corporation may not indemnify a director under this section: (1) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-772 PROVIDES:

Unless limited by its certificate of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-774 PROVIDES:

Unless a corporation's certificate of incorporation provides otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:
(1) The director is entitled to mandatory indemnification under section 33-772, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in section 33-771 or was adjudged liable as described in subsection (d) of said section, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

CONNECTICUT BUSINESS CORPORATION ACT SECTION 33-776 PROVIDES IN PART:

Unless a corporation's certificate of incorporation provides otherwise:

     (1) An officer of the corporation who is not a director is entitled to mandatory indemnification under section 33-772, and is entitled to apply for court-ordered indemnification under section 33-774, in each case to the same extent as a director.

     (3) Notwithstanding subdivision (4) of this section, a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by contract, its certificate of incorporation, bylaws, or general or specific action of its board of directors, each of which may delegate to its general counsel or other specified officer or officers the ability to authorize such indemnification and the responsibility to determine whether any conditions to such indemnification or advance of expenses have been established.

ARTICLE IX OF OUR BYLAWS PROVIDES:

The Corporation shall indemnify shareholders, directors, officers, employees and agents of the Corporation to the maximum extent permitted by the Stock Corporation Act of the State of Connecticut. Expenses of a party which may be indemnifiable under the Stock Corporation Act incurred in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding as authorized by the

Board of Directors upon agreement of the eligible party to repay such amount if he is later found not entitled to be indemnified by the Corporation under the Stock Corporation Act.

Effective January 1, 1997, the Stock Corporation Act of the State of Connecticut was been repealed, superseded by the Business Corporation Act of the State of Connecticut.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

See Exhibit Index included immediately preceding the Exhibits to this registration statement, which is incorporated in this prospectus by reference.

ITEM 17.  UNDERTAKINGS.

(a) Bio-Plexus hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Bio-Plexus hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employer benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Bio-Plexus pursuant to the indemnification provisions described herein, or otherwise, Bio-Plexus has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Bio-Plexus of expenses incurred or paid by a director, officer or controlling person of Bio-Plexus in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, Bio-Plexus will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Bio-Plexus certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vernon, Connecticut on the 15th day of September 1999.


                                          BIO-PLEXUS, INC.

                                          By:    /s/ RICHARD L. HIGGINS

                                            ------------------------------------
                                                     Richard L. Higgins
                                                       President and
                                                  Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                   TITLE                       DATE
                   ---------                                   -----                       ----

             /s/ RICHARD L. HIGGINS               President, Chief Executive        September 15, 1999
------------------------------------------------    Officer and Director
               Richard L. Higgins                   (Principal Executive Officer)

             /s/ KIMBERLEY A. CADY                Vice President and Chief          September 15, 1999
------------------------------------------------    Financial Officer (Principal
               Kimberley A. Cady                    Financial Officer and
                                                    Principal Accounting Officer)

                /s/ DAVID HIMICK                  Director                          September 15, 1999
------------------------------------------------
                  David Himick

                /s/ HERMAN GROSS                  Director                          September 15, 1999
------------------------------------------------
                  Herman Gross

              /s/ RICHARD RIBAKOVE                Director                          September 15, 1999
------------------------------------------------
                Richard Ribakove

                                 EXHIBIT INDEX

 NO.                           DESCRIPTION
 ---                           -----------
 1.1   Form of Underwriting Agreement between Advest, Inc. and
       Bio-Plexus(1)
 1.2   Form of Advest, Inc. Warrant(1)
 1.3   Form of Advest, Inc. Registration Rights Agreement(1)
 1.4   Form of Underwriting Agreement among Advest, Inc. as
       representative of the several underwriters named in the
       agreement and Bio-Plexus(2)
 3.1   Certificate of Incorporation of Bio-Plexus, as amended(3)
 3.2   Bylaws of Bio-Plexus, as amended(4)
 4.1   Loan Agreement, dated January 7, 1992, between Bio-Plexus
       and Connecticut Innovations, Inc.(1)
 4.2   Loan Agreement dated July 27, 1993, between Bio-Plexus and the Connecticut Development Authority(1)
 4.3   Form of Unsecured Term Notes with Detachable Warrants to
       Purchase Common Stock(5)
 4.4   Loan Agreement, dated March 7, 1995, between Bio-Plexus and the Connecticut Development Authority(6)
 4.4a  Letter agreement dated March 31, 1997 between Bio-Plexus and
       Connecticut Development Authority(7)
 4.5   Promissory Note, dated October 28, 1994, between Bio-Plexus and Victor and Margaret DeMattia(6)
 4.6   Offshore Convertible Securities Subscription Agreement dated
       January 30, 1997 between Bio-Plexus and Shepherd Investments
       International Ltd., as amended by Letter agreement dated
       March 25, 1997, and as further amended by Letter agreement dated April 16, 1997(7)
 4.6a  Letter agreement between Bio-Plexus and Ronald A. Haverl and
       Carl R. Sahi regarding voting of Class A Common Stock(8)
 5.1   Opinion of Pepe & Hazard LLP, Hartford, Connecticut(12)
10.1   Lease, dated March 7, 1989, between Bio-Plexus and T&S
       Limited Partnership, as amended(1)
10.2   Royalty Agreement, dated November 6, 1989, between
       Bio-Plexus and Connecticut Innovations, Inc., as amended(1)
10.3   Master Lease Agreement, dated April 30, 1993, between
       Bio-Plexus and Aberlyn Capital Management and its Affiliate,
       Aberlyn(1)
10.4   Purchase and Sale Agreement, as amended, for 129 Reservoir
       Road, Vernon, Connecticut, dated October 28, 1994, between
       Bio-Plexus and Victor and Margaret DeMattia(6)
10.5   Lease, dated March 11, 1994, between Bio-Plexus and Thomas
       D. Buccino d/b/a The Mill Works(1)
10.6   Marketing and Distribution Agreement dated March 16, 1995, between Bio-Plexus and Allegiance(9)
10.7   1991 Long-Term Incentive Plan(9)
10.8   Stock Warrant granted by Bio-Plexus to Ronald A. Haverl(9)
10.9   Stock Warrant granted by Bio-Plexus to Carl R. Sahi(9)
10.10  Stock Warrant granted by Bio-Plexus to Ronald A. Haverl(9)
10.11  Stock Warrant granted by Bio-Plexus to Carl R. Sahi(9)
10.12  Master Equipment Lease Agreement dated as of March 8, 1995, between Bio-Plexus and Financing for Science International,
       Inc.(10)
10.13  1995 Non-Employee Directors' Stock Option Plan(10)

 NO.                           DESCRIPTION
 ---                           -----------
10.14  Note and Warrant Purchase Agreement, Form of Private
       Placement Note, Security Agreement, and Form of Warrant(10)
10.15  Letter Agreement with Aberlyn Capital Management Limited
       Partnership(10)
10.16  Employment Agreement dated January 13, 1997 between
       Bio-Plexus and Lucio Improta(7)
10.17  Term Sheet dated August 1, 1997 describing arrangement between Bio-Plexus and Ronald Haverl(11)
10.18  Development and License Agreement dated January 28, 1997 by and between Bio-Plexus and Johnson & Johnson Medical,
       Inc.(3)
10.19  Supply Agreement dated January 28, 1997 by and between
       Bio-Plexus and Johnson & Johnson Medical, Inc.(3)
10.20  Term Promissory Note issued to Carl R. Sahi(3)
10.21  Warrant for shares of common stock issued to Carl R. Sahi(3)
10.22  Subscription Agreement by and among the Company and the
       Selling Stockholders(12)
10.23  Form of Debenture granted by Bio-Plexus to the Selling
       Stockholders(12)
10.23a Letter agreement dated September 13, 1999 between Bio-Plexus and the Selling Stockholders(12)
10.24  Form of Warrant granted by Bio-Plexus to the Selling
       Stockholders(12)
10.25  Registration Rights Agreement by and among Bio-Plexus and the Selling Stockholders(12)
23.1   Consent of Mahoney Sabol & Company, LLP(12)
23.2   Consent of PricewaterhouseCoopers LLP(12)
23.3   Consent of Pepe & Hazard LLP (included in Exhibit 5.1)(12)


---------------
 (1) Incorporated by reference to the similarly described exhibits filed in connection with the Registrant's registration statement on Form S-1 filed on April 1, 1994 (File No. 33-77202).

 (2) Incorporated by reference to the similarly described exhibit filed in connection with Registrant's Amendment No. 2 to the registration statement on Form S-1 filed on September 15, 1995 (File No. 33-95554).

 (3) Incorporated by reference to the similarly described exhibits included with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 0-24128).

 (4) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K filed on April 13, 1998 (File No. 0-24128).

 (5) Incorporated by reference to the similarly described exhibit filed in connection with the Registrant's registration statement on Form S-1 filed on April 1, 1994 (File No. 33-77202).

 (6) Incorporated by reference to the similarly described exhibits included with the Registrant's Annual Report on Form 10-K filed on March 30, 1995 (File No. 0-24128).

 (7) Incorporated by reference to the similarly described exhibits included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on March 31, 1997 (File No. 0-24128).

 (8) Incorporated by reference to the similarly described exhibit included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1997 (File No. 0-24128).

 (9) Incorporated by reference to the similarly described exhibits included with the Registrant's Amendment No. 2 to Annual Report on Form 10-K filed on June 30, 1995 (File No. 0-24128).

(10) Incorporated by reference to the similarly described exhibits included with the Registrant's Quarterly Report on Form 10-Q for the quarter ended on June 30, 1995 (File No. 0-24128).

(11) Incorporated by reference to the similarly described exhibit included with the Registrant's Annual Report on Form 10-K/A filed on April 30, 1998 (File No. 0-24128).

(12) Filed with this Registration Statement.